Exhibit 99.1

Investors and Media:

Lisa Ciota: 630-824-1907

SUNCOKE ENERGY, INC. REPORTS SECOND QUARTER 2014 RESULTS

•	Second quarter 2014 net loss was $49.2 million, or $0.71 per share, reflecting the impact of a $103.1 million Coal Mining non-cash impairment charge. Excluding this charge, net income was $1.8 million, or $0.03 per share

•	Executed the drop down of a 33 percent interest in the Haverhill and Middletown cokemaking facilities to SunCoke Energy Partners, L.P. (NYSE: SXCP) in second quarter 2014, incurring transaction costs of $17.4 million

•	Adjusted EBITDA increased $8.1 million to $60.5 million in second quarter 2014, primarily due to the contribution of our new Coal Logistics segment

•	Domestic Coke segment generated $64.3 million of Adjusted EBITDA in second quarter 2014 on sales of 1,059 thousand tons resulting in Adjusted EBITDA per ton of $61, up from $57 per ton in 2013

•	New $150 million share repurchase program authorized; $75 million to be bought back via an Accelerated Share Repurchase program

Lisle, IL (July 24, 2014) - SunCoke Energy, Inc. (NYSE: SXC) today reported second quarter 2014 net loss attributable to shareholders of $49.2 million, or $0.71 per diluted share. This result includes $51.0 million, or $0.74 per share, of costs for the net after-tax impact of the $103.1 million Coal Mining impairment charge. Excluding these non-cash charges, second quarter 2014 net income was $1.8 million, or $0.03 per diluted share. Second quarter 2013 net income was $5.7 million, or $0.08 per diluted share.

“Excluding impairment charges, Adjusted EBITDA in the second quarter was driven by the contribution of our new Coal Logistics business and higher fees earned at Indiana Harbor due to last fall’s contract renewal,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “Our coal mining business performed as expected and benefited from a favorable contingent consideration adjustment and lower cash production costs. We continue to expect to generate full year Adjusted EBITDA of between $220 million and $240 million, excluding impairment and exit costs related to our coal mining business.”

CONSOLIDATED RESULTS

	Three Months Ended June 30,
(In millions, except per share amounts)	2014	2013	Increase/ (Decrease)
Total Revenues	$372.2	$403.7	$(31.5)
Operating Income	(71.4)	26.1	(97.5)
Adjusted EBITDA(1)(2)	60.5	52.4	8.1
Net (Loss) Income Attributable to Shareholders	(49.2)	5.7	(54.9)
(Loss) Earnings Per Diluted Share	(0.71)	0.08	(0.79)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Excludes impact of Coal Mining non-cash impairment charge of $103.1 million.

Total revenues fell 7.8 percent to $372.2 million in second quarter 2014 versus same prior year period due to the pass-through of lower coal prices and reduced coke sales volumes in our Domestic Coke segment and a nearly $16 per ton decline in average coal sales price and lower sales volumes in our Coal Mining segment. Offsetting these declines was revenue contributed by our new Coal Logistics business.

The second quarter 2014 operating loss of $71.4 million primarily reflects the impact of the $103.1 million non-cash Coal Mining impairment charge. Excluding this non-cash charge, operating income increased to $31.7 million for the quarter. Adjusted EBITDA, which excludes the impairment charge, rose 15.5 percent to $60.5 million, benefiting from our new Coal Logistics business and better results in our Domestic Coke segment.

Net loss attributable to shareholders was $49.2 million in second quarter 2014, compared with net income of $5.7 million in same prior year period. The major factor affecting net income in second quarter 2014 was the non-cash Coal Mining impairment charge. Excluding this non-cash charge, net income was $1.8 million. Also impacting net income in the second quarter 2014 was $17.4 million of pre-tax costs related to our dropdown transaction with SXCP, which included $11.4 million bond tender premium, $4.0 million of debt extinguishment fees, $0.3 million of net higher interest expense and $1.7 million of transaction costs.

SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended June 30,
(In millions, except per ton amounts)	2014	2013	Increase/ (Decrease)
Segment Revenues	$344.5	$375.8	$(31.3)
Adjusted EBITDA(1)	64.3	61.3	3.0
Sales Volume (in thousands of tons)	1,059	1,074	(15)
Adjusted EBITDA per ton(1)	$60.72	$57.08	3.64

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliation elsewhere in this release.

•	Segment revenues were affected by the pass-through of lower coal costs and lower coke sales volumes at Haverhill and Indiana Harbor.

•	Adjusted EBITDA increased $3.0 million, due to a higher fee per ton of coke sold at Indiana Harbor and improved performance at Granite City, partly offset by lower coal-to-coke yields and higher costs at our Haverhill facility.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal. Brazil Coke earns operating and technology licensing fees based on production and recognizes a dividend on a preferred stock investment assuming certain minimum production levels are achieved.

•	Segment Adjusted EBITDA increased $0.9 million to $2.5 million on higher production.

India Coke

India Coke consists of our 49 percent interest in VISA SunCoke, a joint venture with VISA Steel formed on March 18, 2013. VISA SunCoke owns a 440 thousand ton cokemaking facility and associated steam generation unit in Odisha, India. Financial results for VISA SunCoke are recorded on a one-month lag and represent our 49 percent share of the joint venture’s results.

•	Adjusted EBITDA declined $1.3 million for a loss of $0.5 million in second quarter 2014. The Adjusted EBITDA loss per ton was $12 per ton. Import competition from China continues to depress coke pricing in India, resulting in weak margins.

•	India Coke’s net loss in second quarter 2014 was $0.9 million versus a loss of $0.2 million in the same prior year period.

Coal Mining (excluding impact of impairment charge)

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia. A substantial portion of the metallurgical coal produced by our coal mining operations is sold to our Jewell Coke facility for conversion into coke.

	Three Months Ended June 30,
(In millions, except per ton amounts)	2014	2013	Increase/ (Decrease)
Total Coal Mining Revenues(1)	$42.9	$52.7	$(9.8)
Segment Revenues (excluding sales to affiliates)	$7.5	$19.8	$(12.3)
Adjusted EBITDA(1)	$(1.2)	$(2.6)	$1.4
Coal Production (in thousands of tons)(2)	336	367	(31)
Sales Volumes (in thousands of tons)(3)	419	457	(38)
Sales Price per ton (excludes transportation costs)	$98.64	$114.18	$(15.54)
Adjusted EBITDA per ton(1)	$(2.86)	$(5.69)	$2.83

(1)	See definitions of Adjusted EBITDA, Adjusted EBITDA per Ton and reconciliation elsewhere in this release.
(2)	Includes production from Company and contract-operated mines.
(3)	Includes sales to affiliates.

•	Total Coal Mining revenues (including sales to affiliates) fell as a result of a nearly $16 per ton decline in average coal sales price and lower volumes. Excluding sales to affiliates, segment revenues were down on lower average sales price and sales volumes. The difference between coal sales volumes and coal production in second quarter 2014 was due to an increase in raw coal purchases.
•	Adjusted EBITDA reflects the negative impact of lower average sales price and volumes, offset by a $4.3 million favorable fair value adjustment to a Harold Keene Coal Co., Inc. (HKCC) contingent consideration arrangement and $4 per ton reduction in cash production costs.
•	Effective third quarter 2014, the Coal Mining segment will be considered as “held for sale” and will be reflected as discontinued operations for future financial reporting.

Coal Logistics

The Coal Logistics segment consists of the coal handling and blending services operated by SXCP as a result of its acquisitions of Lake Terminal in third quarter 2013 and Kanawha River Terminals, LLC (KRT) in fourth quarter 2013. SXCP’s coal handling and blending terminals are located in East Chicago, Indiana and along the Ohio, Big Sandy and Kanawha Rivers in West Virginia and Kentucky.

•	Coal Logistics handled 5,605 thousand tons of coal, contributing $5.0 million to Adjusted EBITDA.

Corporate and Other

Corporate and other expenses in second quarter 2014 were $9.6 million, up $0.9 million compared to second quarter 2013 primarily due to expenses related to the dropdown transaction with SXCP.

Interest Expense, Net

Net interest expense increased $15.0 million to $27.1 million in second quarter 2014 versus second quarter 2013. Of the $15.0 million increase, $11.4 million related to tender premium paid on the redemption of $160 million of our 7.625 percent senior notes and $4.0 million related to debt extinguishment fees for the early paydown of a term loan.

Cash Flow

Net cash provided by operations was $14.8 million for the six months ended June 30, 2014 versus $89.0 million in same respective period in 2013, primarily reflecting the impact of lower net income, dropdown financing costs and changes in working capital.

Cash used in investing activities was $77.8 million in six months ended June 30, 2014 as compared with $129.1 million in same respective period in 2013, which included our $67.7 million investment in the VISA SunCoke joint venture.

2014 OUTLOOK

Our 2014 guidance is as follows:

•	Domestic coke production is expected to be approximately 4.2 million tons

•	Excluding impairment charge and costs related to the exit from our Coal Mining segment, consolidated Adjusted EBITDA is expected to be between $220 million and $240 million. Adjusted EBITDA attributable to SXC is expected to be between $160 million and $177 million

•	Adjusted EBITDA from continuing operations is expected to be between $235 million and $255 million

•	Capital expenditures are projected to be $138 million. Approximately $36 million of the projected 2014 capital expenditures were pre-funded with the proceeds from SXCP’s initial public offering in January 2013

RELATED COMMUNICATIONS

We will host a investor conference call on July 24, 2014 at 11:30 a.m. Eastern Time (10:30 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.suncoke.com. Participants can listen in by dialing 1-800-351-9852 (domestic) or 1-847-413-3123 (international) and referencing confirmation 37609669. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for two weeks by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 3760 9669#.

UPCOMING EVENTS

We plan to participate in the following investor conferences:

•	Citi’s 2014 One-on-One MLP/Midstream Infrastructure Conference on August 20-21, 2014 in Las Vegas, NV

•	Barclays 2014 CEO Energy-Power Conference on September 2-4, 2014 in New York, NY

•	Deutsche Bank’s 22nd Annual Leveraged Finance Conference on September 29-October 1, 2014 in Scottsdale, AZ

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat-recovery cokemaking process produces high-quality coke for use in steelmaking, typically captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our U.S. cokemaking facilities are located in Virginia, Indiana, Ohio and Illinois. Outside the U.S., we have cokemaking operations in Vitoria, Brazil and Odisha, India. Our coal mining operations, which have more than 110 million tons of proven and probable reserves, are located in Virginia and West Virginia. In addition, through our 56 percent ownership of SXCP, we have an interest in SXCP’s coal logistics business, which has the collective capacity to blend and transload more than 30 million tons of coal annually. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for asset and goodwill impairment, sales discounts and the interest, taxes, depreciation, depletion and amortization attributable to our equity method investment. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

•	Adjusted EBITDA attributable to SXC equals Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Adjusted EBITDA per Ton represents Adjusted EBITDA divided by tons sold.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of the Company) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting the Company, as well as uncertainties related to: pending or future litigation, legislation, or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to the Company; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of Company management, and upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Company. For information concerning these factors, see the Company’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on the Company’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$371.7	$403.6	$729.7	$855.1
Other income	0.5	0.1	2.1	2.5

Total revenues	372.2	403.7	731.8	857.6

Costs and operating expenses
Cost of products sold and operating expenses	290.0	332.4	594.0	714.8
Selling, general and administrative expenses	21.9	21.8	43.8	42.4
Depreciation, depletion and amortization	28.6	23.4	57.6	47.3
Asset and goodwill impairment	103.1	—	103.1	—

Total costs and operating expenses	443.6	377.6	798.5	804.5

Operating (loss) income	(71.4)	26.1	(66.7)	53.1
Interest expense, net	27.1	12.1	39.2	27.9

(Loss) income before income tax (benefit) expense and loss from equity method investment	(98.5)	14.0	(105.9)	25.2
Income tax (benefit) expense	(50.8)	1.1	(55.0)	5.9
Loss from equity method investment	0.9	0.2	1.5	0.2

Net (loss) income	(48.6)	12.7	(52.4)	19.1
Less: Net income attributable to noncontrolling interests	0.6	7.0	4.6	11.3

Net (loss) income attributable to SunCoke Energy, Inc.	$(49.2)	$5.7	$(57.0)	$7.8

(Loss) earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$(0.71)	$0.08	$(0.82)	$0.11
Diluted	$(0.71)	$0.08	$(0.82)	$0.11
Weighted average number of common shares outstanding:
Basic	69.5	70.0	69.6	70.0
Diluted	69.5	70.2	69.6	70.2

SunCoke Energy, Inc.

Consolidated Balance Sheets

	June 30, 2014	December 31, 2013
	(Unaudited)
	(Dollars in millions, except per share amounts)
Assets
Cash and cash equivalents	$204.4	$233.6
Receivables	70.3	91.5
Inventories	140.4	135.3
Income tax receivable	—	6.6
Deferred income taxes	12.6	12.6
Other current assets	5.7	2.3

Total current assets	433.4	481.9

Investment in Brazilian cokemaking operations	41.0	41.0
Equity method investment in VISA SunCoke Limited	58.5	56.8
Properties, plants and equipment, net	1,499.3	1,544.1
Lease and mineral rights, net	18.7	52.8
Goodwill and other intangible assets, net	18.9	25.4
Deferred charges and other assets	47.4	41.9

Total assets	$2,117.2	$2,243.9

Liabilities and Equity
Accounts payable	$121.8	$154.3
Accrued liabilities	52.3	69.5
Short-term debt, including current portion of long-term debt	13.0	41.0
Interest payable	14.9	18.2
Income taxes payable	3.3	—

Total current liabilities	205.3	283.0

Long-term debt	652.5	648.1
Accrual for black lung benefits	32.2	32.4
Retirement benefit liabilities	34.5	34.8
Deferred income taxes	305.9	376.6
Asset retirement obligations	18.4	17.9
Other deferred credits and liabilities	16.3	18.8

Total liabilities	1,265.1	1,411.6

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued and outstanding shares at June 30, 2014 and December 31, 2013	—	—

Common stock, $0.01 par value. Authorized 300,000,000 shares; issued and outstanding 69,289,348 and 69,636,785 shares at June 30, 2014 and December 31, 2013, respectively	0.7	0.7

Treasury stock 1,755,355 shares at June 30, 2014 and 1,255,355 at December 31, 2013	(30.0)	(19.9)

Additional paid-in capital	536.6	446.9
Accumulated other comprehensive loss	(11.7)	(14.1)
Retained earnings	86.8	143.8

Total SunCoke Energy, Inc. stockholders’ equity	582.4	557.4
Noncontrolling interests	269.7	274.9

Total equity	852.1	832.3

Total liabilities and equity	$2,117.2	$2,243.9

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2014	2013
	(Dollars in millions)
Cash Flows from Operating Activities:
Net (loss) income	$(52.4)	$19.1
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Asset and goodwill impairment	103.1	—
Depreciation, depletion and amortization	57.6	47.3
Deferred income tax (benefit) expense	(69.9)	3.4
Payments in excess of expense for retirement plans	(0.5)	(0.9)
Share-based compensation expense	5.3	3.6
Excess tax benefit from share-based awards	(0.2)	—
Loss from equity method investment	1.5	0.2
Changes in working capital pertaining to operating activities:
Receivables	21.2	10.5
Inventories	(5.1)	21.5
Accounts payable	(32.5)	6.4
Accrued liabilities	(17.2)	(16.2)
Interest payable	(3.3)	2.7
Income taxes	10.1	(5.9)
Other	(2.9)	(2.7)

Net cash provided by operating activities	14.8	89.0

Cash Flows from Investing Activities:
Capital expenditures	(77.8)	(61.4)
Equity method investment in VISA SunCoke Limited	—	(67.7)

Net cash used in investing activities	(77.8)	(129.1)

Cash Flows from Financing Activities:
Net proceeds from issuance of common units of SunCoke Energy Partners, L.P.	88.7	237.8
Proceeds from issuance of long-term debt	268.1	150.0
Repayment of long-term debt	(260.1)	(225.0)
Debt issuance costs	(6.7)	(6.0)
Proceeds from revolving facility	40.0	—
Repayment of revolving facility	(72.0)	—
Cash distribution to noncontrolling interests	(14.8)	(6.3)
Shares repurchased	(10.1)	(2.4)
Proceeds from exercise of stock options	0.5	0.9
Excess tax benefit from share-based awards	0.2	—

Net cash provided by financing activities	33.8	149.0

Net (decrease) increase in cash and cash equivalents	(29.2)	108.9
Cash and cash equivalents at beginning of period	233.6	239.2

Cash and cash equivalents at end of period	$204.4	$348.1

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and six months ended June 30, 2014 and 2013:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$344.5	$375.8	$678.0	$804.0
Brazil Coke	8.9	8.0	18.2	17.7
India Coke	0.1	—	0.1	—
Coal Mining	7.5	19.8	14.0	33.4
Coal Mining intersegment sales	35.4	32.9	69.3	65.1
Coal Logistics	10.7	—	19.4	—
Coal Logistics intersegment sales	4.5	—	8.7	—
Elimination of intersegment sales	(39.9)	(32.9)	(78.0)	(65.1)

Total	$371.7	$403.6	$729.7	$855.1

Adjusted EBITDA(1):
Domestic Coke	$64.3	$61.3	$111.1	$122.4
Brazil Coke	2.5	1.6	4.2	3.2
India Coke	(0.5)	0.8	(0.4)	0.8
Coal Mining	(1.2)	(2.6)	(9.2)	(7.2)
Coal Logistics	5.0	—	7.1	—
Corporate and Other	(9.6)	(8.7)	(18.7)	(14.5)

Total	$60.5	$52.4	$94.1	$104.7

Coke Operating Data:
Domestic Coke capacity utilization (%)	100	102	95	101
Domestic Coke production volumes (thousands of tons)	1,059	1,081	2,003	2,132
Domestic Coke sales volumes (thousands of tons)(2)	1,059	1,074	2,007	2,132
Domestic Coke Adjusted EBITDA per ton(3)	$60.72	$57.08	$55.36	$57.41
Brazilian Coke production—operated facility (thousands of tons)	413	217	665	433
Indian Coke sales (thousands of tons)(4)	85	26	207	26
Coal Operating Data(5):
Coal sales volumes (thousands of tons):
Internal use	340	281	667	558
Third parties	79	176	150	272

Total	419	457	817	830

Coal production (thousands of tons)	336	367	642	716
Purchased coal (thousands of tons)	139	91	230	109
Coal sales price per ton (excludes transportation costs)(6)	$98.64	$114.18	$98.83	$117.33
Coal cash production cost per ton(7)	$112.93	$117.36	$115.48	$121.96
Purchased coal cost per ton(8)	$101.24	$109.34	$102.75	$107.32
Total coal production cost per ton(9)	$113.23	$127.49	$121.20	$133.36
Coal Logistics Operating Data:
Tons handled (thousands of tons)	5,605	$—	9,964	$—
Coal Logistics Adjusted EBITDA per ton handled(10)	$0.89	$—	$0.71	$—

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Excludes 22 thousand tons of cosigned coke sales in the six months ended June 30, 2013.
(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Represents 100% of VISA SunCoke sales volumes.
(5)	Includes production from Company and contract-operated mines.
(6)	Includes sales to affiliates. The transfer price per ton to our Jewell cokemaking facility was $102.00 for both the three and six months ended June 30, 2014 and $114.20 for both the three and six months ended June 30, 2013, respectively.
(7)	Mining and preparation costs, excluding depreciation, depletion and amortization, divided by coal production volume.
(8)	Costs of purchased raw coal divided by purchased coal volume.
(9)	Cost of mining and preparation costs, purchased raw coal costs, and depreciation, depletion and amortization divided by coal sales volume. Depreciation, depletion and amortization per ton were $12.89 and $11.68 for the three months ended June 30, 2014 and 2013, respectively and $13.10 and $12.45 for the six months ended June 30, 2014 and 2013, respectively.
(10)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$46.0	$41.7	$70.3	$85.6
Add: Adjusted EBITDA attributable to noncontrolling interest(1)	14.5	10.7	23.8	19.1

Adjusted EBITDA	60.5	52.4	$94.1	$104.7

Subtract:
Adjustments to unconsolidated affiliate earnings(2)	1.1	1.0	2.1	1.0
Depreciation, depletion and amortization	28.6	23.4	57.6	47.3
Interest expense, net	27.1	12.1	39.2	27.9
Income tax (benefit) expense	(50.8)	1.1	(55.0)	5.9
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(3)	—	2.1	(0.5)	3.5
Asset and goodwill impairment	103.1		103.1

Net income	$(48.6)	$12.7	$(52.4)	$19.1

(1)	Reflects non-controlling interest in Indiana Harbor and the portion of SXCP owned by public unitholders.
(2)	Reflects estimated share of interest, taxes, depreciation and amortization related to VISA SunCoke.
(3)	At December 31, 2013, we had $13.6 million accrued related to sales discounts to be paid to our customer at our Granite City facility. During the six months ended June 30, 2014, we settled this obligation for $13.1 million which resulted in a gain of $0.5 million. This gain is recorded in sales and other operating revenue on our Consolidated Statement of Operations.

Consolidated - Estimated 2014 Adjusted EBITDA to Estimated Net Income

	2014
	Low	High
Net Income	$(30)	$(10)
Depreciation, depletion and amortization(1)	115	105
Interest expense, net	68	65
Income tax expense	(39)	(29)

EBITDA	$114	$131

Sales discounts	(1)	(1)
Adjustment to unconsolidated affiliate earnings(2)	4	7
Goodwill and asset impairment charges	103	103

Adjusted EBITDA	$220	$240

EBITDA attributable to noncontrolling interests(3)	(60)	(63)

Adjusted EBITDA attributable to SXC	$160	$177

(1)	Excludes depreciation, depletion and amortization in the Coal Mining segment for 2H 2014.
(2)	Represents SXC share of India JV interest, taxes and depreciation expense.
(3)	Represents Adjusted EBITDA attributable to SXCP public unitholders and to DTE Energy’s interest in Indiana Harbor.

Continuing Operations (excluding Coal Mining Segment) - Estimated 2014 Adjusted EBITDA to Estimated Net Income

	2014
	Low	High
Net Income	$49	$69
Depreciation, depletion and amortization(1)	100	95
Interest expense, net	68	65
Income tax expense	15	20

EBITDA	$232	$249

Sales discounts	(1)	(1)
Adjustment to unconsolidated affiliate earnings(2)	4	7

Adjusted EBITDA	$235	$255

EBITDA attributable to noncontrolling interests(3)	(60)	(63)

Adjusted EBITDA attributable to SXC	$175	$192

(1)	Excludes depreciation, depletion and amortization in Coal Mining segment for FY 2014.
(2)	Represents SXC share of India JV interest, taxes and depreciation expense.
(3)	Represents Adjusted EBITDA attributable to SXCP public unitholders and to DTE Energy’s interest in Indiana Harbor.